EXHIBIT 10t-3


AMENDMENT TO THE
BELLSOUTH PERSONAL RETIREMENT ACCOUNT PENSION PLAN



     This Amendment is made to the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was adopted effective July 1, 1993, as a restatement and amendment of the BellSouth Management Pension Plan. The BellSouth Employees' Benefit Claim Review Committee, acting under authority delegated by the Nominating and Compensation Committee of the Board of Directors of BellSouth Corporation, hereby amends the Plan as follows:


1.

     Amend Section 1 of the Plan by substituting "$150,000" for "$200,000" in Paragraph 1.09.


2.


     Amend Section 3 of the Plan by deleting Paragraph 3.04 in its entirety and substituting therefor the following:

              3.04 Interest Credit. Except as otherwise provided in this Paragraph, on the last day of each Plan Year each Participant's account shall be credited with an interest credit equal to the Participant's account balance on the first day of the Plan Year multiplied by 4.7 percent in 1994 and 4.0 percent each year after 1994. If at any time in the 1994 Plan Year a Participant is not actively employed, the 4.7 percent interest credit rate shall apply for the month(s) in which the Participant was actively employed during such Plan Year, and a 4.0 percent interest credit rate shall apply for the remainder of such Plan Year that precedes the Participant's Pension Commencement Date, if applicable. In addition, if a Participant will first attain (assuming continuous service) 35 years of Vesting Service Credit after April 1, 1994 and before January 1, 1995, the 4.0 percent interest credit rate shall apply to his account for the entire 1994 Plan Year.


3.

     Amend Section 3 of the Plan by substituting "1994" for "1993" in subparagraph 3.05(a).
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4.


     Amend Section 6 of the Plan by adding the following paragraph at the end of Paragraph 6.04:

              In case any benefit or pension, which the Claim Review Committee shall determine to be of the same general character as a payment provided by the Plan, shall be payable under any law now in force or hereafter enacted to any employee of a Participating Company, to his beneficiaries or to his annuitant under such law, the excess only, if any, of the amount prescribed in the Plan above the amount of such payment prescribed by law shall be payable under the Plan; provided, however, that no benefit or pension payable under this Plan shall be reduced by reason of any governmental benefit or pensions payable on account of military service or by reason of any benefit which the recipient would be entitled to receive under the Social Security Act. In those cases where, because of differences in the beneficiaries, or differences in the time or methods of payment, or otherwise, whether there is such excess or not is not ascertainable by mere comparison but adjustments are necessary, the claim Review Committee in its discretion is authorized to determine whether or not in fact any such excess exists, and in case of such excess, to make the adjustments necessary to carry out in a fair and equitable manner the spirit of the provision for the payment of such excess.


5.

    Amend Section 6 of the Plan by adding to Paragraph 6.05 the following subparagraph (h):

              (h) This Paragraph 6.05 is intended to comply with Code Section 415 and should be interpreted to limit benefits only to the extent required by that Code section. Accordingly, the limits of this Paragraph 6.05 shall be applied by considering all plans maintained by a Participating Company and its Affiliates [(as defined in this subparagraph 6.05(h)], in which a Participant participates or has participated, but without combining plans maintained by Participating Companies that are not Affiliates. For purposes of this Paragraph 6.05, "Affiliate" shall have the same meaning as in Paragraph 1.02, except that the provisions of subparagraphs 1.02(a) and 1.02(b) shall be applied by substituting the phrase "more than 50 percent" for the phrase "at least 80 percent" each place it appears in Code Section 1563(a)(1).


6.

    Amend Section 7 of the Plan by deleting the third sentence of subparagraph 7.02(b) and substituting therefor the following:

         The election must be made during the 30 to 90-day period (the length of which shall be set by BellSouth) following receipt of the notification and the election form and may be revoked at any time during such period by filing a new election form.

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7.

    Amend Section 9 of the Plan by adding "or disability" after "service" in the second line of Paragraph 9.06.


8.


    Amend Appendix C of the Plan by deleting said Appendix in its entirety and by substituting therefor the attached pages that are designated "Appendix C."


9.

    Amend Appendix D of the Plan by adding the following after the word "less" at the end of clause 2) of the second paragraph of said Appendix:

         ; provided, however, that if a Participant had compensation in excess of $150,000 in any pre-1994 plan year that is taken into account under the integrated formula (the "Formula") in this subparagraph 2), his accrued benefit will be the sum of (i) his accrued benefit under the Formula frozen as of December 31, 1993, plus (ii) his benefit under the Formula using his annual adjusted career income after 1993 and his total service (not in excess of 35 years) minus his service as of December 31, 1993.

10.

    Amend Appendix D of the Plan by adding the following after the word "employment" in the definition of "annual adjusted career income":

         ; provided, however, that if a Participant had compensation in excess of $150,000 in any pre-1994 plan year that is taken into account under the Formula, his "annual adjusted career income after 1993" for purposes of clause (ii) of the Formula shall be his adjusted career income after 1993 (determined in accordance with Code Section 401(a)(17)) divided by (b)(i) his total service minus (ii) his service as of December 31, 1993.

    The amendments made in paragraphs 4 and 5 of this Amendment shall be effective as of July 1, 1993, and the amendments made in paragraphs 1, 3, 6, 7, 9 and 10 of this Amendment shall be effective as of January 1, 1994. The first two sentences of the amendment made in paragraph 2 of this Amendment shall be effective January 1, 1994, and the last sentence of such amendment shall be effective as of April 1, 1994. The amendment made in paragraph 8 of this Amendment shall be effective April 1, 1994, but only for Participants who have not attained age 65 as of such date.

    Approved this 22nd day of April, 1994.

                                EMPLOYEES' BENEFIT CLAIM REVIEW COMMITTEE:


                                /s/ H. C. Henry, Jr.
                                Executive Vice President-Corporate Relations,
                                  Chairman